  UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

AutoWeb, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-34761	33-0711569
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

400 North Ashley Drive, Suite 300 Tampa, Florida 33602-4314 (Address of principal executive offices) (Zip Code)

(949) 225-4500
Registrant’s telephone number, including area code

2006 Inducement Stock Option Plan
(Full title of the plan)

Glenn E. Fuller, Esq. Executive Vice President, Chief Legal Officer and Secretary 18872 MacArthur Blvd., Suite 200 Irvine, California 92612-1400
(Name and address of agent for service)
(949) 862-1392
(Telephone number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company, or emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Smaller reporting company ☒
Non-accelerated filer ☐	Emerging growth company☐
Accelerated filer ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.
☐

Explanatory Note
Deregistration of Shares

AutoWeb, Inc. (formerly Autobytel Inc.), a Delaware corporation (“Registrant”), is filing this Post-Effective Amendment No. 1 to the Form S-8 Registration Statement (File No. 333-135076) to deregister shares of Registrant’s common stock, par value $0.001 per share, previously registered for offer and sale under Registrant’s 2006 Inducement Stock Option Plan (the “Plan”).

On June 16, 2006, Registrant filed with the Securities and Exchange Commission a Registration Statement on Form S-8 (File No. 333-135076) (“Form S-8”), pursuant to which it registered 2,000,000 shares of Registrant’s common stock, par value $0.001 per share (“Shares”), to be issued to participants under the Plan.

In accordance with an undertaking made by Registrant in the Form S-8 to remove from registration, by means of a post-effective amendment, any of the Shares that had been registered for issuance that remain unsold at the termination of the offering, Registrant hereby removes from registration all of such Shares of Registrant registered but unsold under the Form S-8, if any.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (Registration No. 333-135076) to be signed on its behalf by the undersigned hereunto duly authorized.

Date:  January 31, 2020

AUTOWEB, INC.
By:	/s/ Glenn E. Fuller
Glenn E. Fuller, Executive Vice President, Chief Legal Officer and Secretary